UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Aeolus Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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AEOLUS PHARMACEUTICALS, INC.
26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 26, 2009

TO THE STOCKHOLDERS OF AEOLUS PHARMACEUTICALS, INC.:

The Annual Meeting of Stockholders of Aeolus Pharmaceuticals, Inc. (“Aeolus” or the “Company”) will be held at the offices of Lowenstein Sandler, PC at 1251 Avenue of Americas, New York, New York, on Thursday, March 26, 2009 at 12:00 p.m. (Eastern Time), for the following purposes:

1.	To elect seven directors to the board to serve until the 2010 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To amend the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock of Aeolus from 150,000,000 shares to 200,000,000 shares; and

3.
To ratify the selection by the Audit Committee of the Board of Directors of Haskell & White LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending September 30, 2009;

4.	To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

These items are more fully described in the attached proxy statement.

The Board of Directors has fixed the close of business on January 26, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. A list of stockholders of Aeolus entitled to vote at the meeting will be available for examination by a stockholder at Aeolus’ offices for the ten days prior to the meeting during normal business hours. All such stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your proxy as promptly as possible. Any stockholder attending the meeting may vote in person, even if such stockholder returned a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 26, 2009.

                In accordance with new rules approved by the Securities and Exchange Commission, we are providing this notice to our stockholders to advise them of the availability on the Internet of our proxy materials related to our Annual Meeting. The new rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering our proxy materials to our stockholders under the “traditional” method, by providing paper copies, as well as providing access to our proxy materials on a publicly accessible Web site.

Aeolus’ proxy statement and proxy are enclosed along with Aeolus’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, which is being provided as Aeolus’ Annual Report to Stockholders. These materials are also available on our web site at http://www.aeoluspharma.com/ir_pr.php.

IMPORTANT—YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE
YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors,

By:	/s/ Michael P. McManus
Chief Financial Officer,
Treasurer and Secretary

Mission Viejo, California
Date: [January 28, 2009]

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

AEOLUS PHARMACEUTICALS, INC.
26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MARCH 26, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

Proxies are being solicited by the Board of Directors (the “Board”) of Aeolus Pharmaceuticals, Inc., a Delaware corporation (“Aeolus” or the “Company”), for use at Aeolus’ 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Lowenstein Sandler, PC at 1251 Avenue of Americas, New York, New York, on Thursday, March 26, 2009 at 12:00 p.m. Eastern Time and any adjournments or postponements thereof. The cost of soliciting proxies will be borne by Aeolus. In addition to solicitation of proxies by mail, employees and consultants of Aeolus, without extra remuneration, may solicit proxies personally or by telephone. Aeolus will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of the principal executive offices of Aeolus is 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691. Copies of this proxy statement and accompanying proxy card are expected to be mailed to stockholders on or about [January 28, 2009].

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 26, 2009.

This proxy statement and accompanying notice and proxy card are available on our web site at www.aeoluspharma.com/[ir_pr.php].

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to Aeolus (Attention: Michael P. McManus, Secretary), or by attending the Annual Meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

1.	FOR the election of the seven nominees for director identified below;

2.
FOR the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock of Aeolus from 150,000,000 shares to 200,000,000 shares;

3.
FOR the ratification of the selection by the Audit Committee of the Board of Directors of Haskell & White LLP as the Company’s independent  registered public accounting firm to audit the Company’s financial statements for the fiscal year ending September 30, 2009; and

4.	In the discretion of the proxies with respect to any other matters properly brought before the stockholders at the Annual Meeting.

Record Date

Only the holders of record of the Company’s common stock (the “Common Stock”) and Series B Convertible Preferred Stock (the “Series B Preferred”) at the close of business on the record date, January 26, 2009 (the “Record Date”), are entitled to notice of and to vote at the meeting. However, pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), the holders of the Series B Preferred are not entitled to vote on Proposal 1 or Proposal 3. On the Record Date, [32,030,874] shares of Common Stock and [475,087] shares of Series B Preferred were issued and outstanding. Each holder of Common Stock as of the Record Date will be entitled to one vote on each proposal for each share of Common Stock held as of such date. Each holder of Series B Preferred as of the Record Date shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred were convertible on the Record Date, at the then current conversion value as determined pursuant to the Charter, which results in [one] vote per share of Series B Preferred outstanding at the close of business on January 26, 2009. As a result, [32,030,874] shares may be cast at the Annual Meeting on Proposal 1 and Proposal 3.  For Proposal 2, each holder of Common Stock as of the Record Date will be entitled to one vote for each share of Common Stock held as of such date and each holder of Series B Preferred as of the Record Date shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred were convertible on the Record Date, at the then current conversion value as determined pursuant to the Charter, which results in [one] vote per share of Series B Preferred outstanding as of the Record Date. As a result, a total of [32,505,961] votes may be cast by all stockholders on Proposal 2.

In the event any other matter is properly brought before the stockholders at the Annual Meeting, in the event the holders of Series B Preferred are not entitled to vote on any such matter, a total of [32,030,874] shares may be cast at the Annual Meeting on such matter; and in the event the holders of Series B Preferred are entitled to vote on any such matter, a total of [32,505,961] votes may be cast by all stockholders at the Annual Meeting on such matter.

Vote Required

The required quorum for the transaction of business at the Annual Meeting is a majority of the Company’s capital stock issued and outstanding on the Record Date and entitled to be voted at the meeting, present in person or represented by proxy. Votes withheld from any voting will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will be excluded from the vote on any proposal. On Proposal 1, the seven nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as directors of Aeolus.

On Proposal 2,  the affirmative vote of the following shares of Aeolus’ capital stock present or represented and voting on the proposal at the meeting is required for approval: (i) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), holders of a majority of the outstanding shares of Common Stock and Series B Preferred, voting together as a single class on an as-converted to Common Stock basis, (ii) pursuant to the DGCL, holders of a majority of the outstanding shares of Common Stock, voting as a separate class; (iii) Goodnow Capital, L.L.C. (“Goodnow”), pursuant to the terms of a Debenture and Warrant Purchase Agreement between Aeolus and Goodnow; (iv) Xmark Opportunity Partners, LP and Xmark Opportunity Partners, Ltd. (the “Xmark Funds”) pursuant to the terms of Senior Convertible Notes dated August 1, 2008, September 4, 2008, October 1, 2008, November 3, 2008 and December 1, 2008 (collectively the “SCN Notes”.)

On Proposal 3 and any other proposal properly brought before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Aeolus’ capital stock present or represented and voting on the proposal at the meeting is required for approval.

Abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on the proposals at the meeting. Accordingly, abstentions will not have any effect for purposes of the election of directors and will have the same effect as votes against the other proposals.

In a 1988 case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in this manner. Accordingly, broker non-votes with respect to any proposal will therefore not be considered represented and voting and, accordingly, will not affect the determination as to whether the requisite vote has been obtained to approve a proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Aeolus’ Bylaws provide that the number of directors constituting the Board of Directors shall be no less than one nor greater than seven. The Board currently consists of seven members. For as long as it owns more than 20% of Aeolus’ outstanding Common Stock, on an as converted to Common Stock and fully diluted basis, Goodnow has the right to designate up to two directors for election to the Board pursuant to the terms of a purchase agreement between Goodnow and the Company. David C. Cavalier, a current director standing for re-election, is President of Goodnow. Xmark Opportunity Partners, LLC is the sole manager of Goodnow and possesses sole power to vote and direct the disposition of all securities of the Company held by Goodnow.  The Board has recommended that the seven individuals set forth below be elected to the Board.

The directors being elected at the Annual Meeting are to serve for one year, each until the election and qualification of his successor, or until his earlier death, removal or resignation. It is intended that proxies will be voted FOR all of the nominees named below. If any nominee is unable or declines to serve as a director at the time of the meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. Each nominee listed below has agreed to serve as a director if elected. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Aeolus.

Name of Nominee	Age as of January 26, 2009	Director Since
David C. Cavalier	39	April 2004
John M. Farah, Jr., Ph.D.	56	October 2005
Joseph J. Krivulka	56	June 2004
Amit Kumar, Ph.D.	44	June 2004
Michael E. Lewis, Ph.D.	57	June 2004
Chris A. Rallis	55	June 2004
Peter D. Suzdak, Ph.D.	50	June 2004

David C. Cavalier has been the Chairman of our Board since April 30, 2004. Since 2001, he has been a Principal and the Chief Operating Officer of Xmark Opportunity Partners, LLC, a manager of a family of private investment funds.  From 1995 to 1996, Mr. Cavalier worked for Tiger Real Estate, a $785 million private investment fund sponsored by Tiger Management Corporation. Mr. Cavalier began his career in 1994 in the Investment Banking Division of Goldman, Sachs & Co. working on debt and equity offerings for public and private real estate companies. He received a B.A. from Yale University and an M.Phil. from Oxford University.

John M. Farah, Jr., Ph.D. is Vice President, Intercontinental Operations of International Pharmaceutical Operations for Cephalon, Inc. Dr. Farah joined Cephalon in 1992 to manage technology requirements and collaborations for the research and development organization. He then served in several roles with increasing responsibilities in scientific affairs, managing biotech research partnerships, product licensing and academic collaborations. In 1998, Dr. Farah was promoted to senior director and, in 2001, vice president of worldwide business development responsible for promoting and negotiating R&D and commercial alliances with multinational and regional pharmaceutical firms. In 2003, Dr. Farah was appointed head of worldwide product export, and in 2006 he became responsible for strategic growth and commercial success of Cephalon in Latin America, Japan and certain commonwealth countries.  Prior to joining Cephalon, Dr. Farah was a research investigator at GD Searle and served as a postdoctoral fellow at the National Institutes of Health. He received his Doctorate in physiology in 1985 from the Uniformed Services University in Bethesda, Maryland. He also received a B.S. degree in Zoology from the University of Maryland and a B.H.A. degree from New College of California in San Francisco.

Joseph J. Krivulka is the founder of Triax Pharmaceuticals, LLC, Akrimax Pharmaceuticals LLC and Roves Point Pharmaceuticals, LLC.  Mr. Krivulka has served as its Chief Executive Officer of Triax Pharmaceuticals, LLC since November 2004, Chairman of the Board of Akrimax Pharmaceuticals, LLC since January 2008 and Chairman of the Board of Roves Point Pharmaceuticals, LLC since September 2008. He also co-founded Reliant Pharmaceuticals, LLC and served as its President from 1999 until 2004. Mr. Krivulka has more than 25 years of experience in the pharmaceutical industry and was formerly Chief Executive Officer of Bertek, Inc., a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories. He has extensive expertise in product launches, reformulation and line extensions, clinical development, and manufacturing. He successfully brought to market numerous branded products and managed Mylan’s entry into the branded pharmaceutical business, with the acquisition of several pharmaceutical companies. Mr. Krivulka is a member of the board of directors of Nektar Therapeutics, a publicly-held pharmaceutical company.

Amit Kumar, Ph.D. has been President and Chief Executive Officer of CombiMatrix Corporation since September 2001 and has been a director of CombiMatrix since September 2000. Previously, Dr. Kumar was Vice President of Life Sciences of Acacia Research Corp. From January 1999 to February 2000, Dr. Kumar was the founding President and CEO of Signature BioSciences, Inc., a life science company developing technology for advanced research in genomics, proteomics and drug discovery. From January 1998 to December 1999, Dr. Kumar was an Entrepreneur in Residence with Oak Investment Partners, a venture capital firm. From October 1996 to January 1998, Dr. Kumar was a Senior Manager at Idexx Laboratories, Inc., a biotechnology company. From October 1993 to September 1996, he was Head of Research & Development for Idetek Corporation, which was later acquired by Idexx Laboratories, Inc. Dr. Kumar received his B.S. in Chemistry from Occidental College. After joint studies at Stanford University and the California Institute of Technology, he received his Ph.D. from the California Institute of Technology in 1991. He also completed a post-doctoral fellowship at Harvard University from 1991 to 1993. Dr. Kumar is also a member of the board of directors of Ascent Solar Technologies, a publicly-held solar energy company and Tacere Therapeutics, a private biotechnology company.

Michael E. Lewis, Ph.D. has been President of BioDiligence Partners, Inc., a private consulting firm, since 1994. He co-founded Cara Therapeutics Inc., a privately-held biopharmaceutical company, and has served as a director and Chief Scientific Advisor of Cara since 2004. He has also served as a director of Polymedix, Inc., a publicly-held biotechnology company, since 2003. Dr. Lewis co-founded Arena Pharmaceuticals, Inc. in 1997, and was a director until 2000 and Arena’s Chief Scientific Advisor until 2003. He also co-founded Adolor Corporation in 1994 and served as its Chief Scientific Advisor until 1997. Dr. Lewis was Vice President of Research at Symphony Pharmaceuticals, Inc. from 1993 to 1994. He also co-founded Cephalon, Inc., where he served as Senior Scientist, Director of Pharmacology, and Senior Director of Scientific Affairs, between 1988 and 1993. Prior to that, Dr. Lewis was a Principal Investigator at E.I. DuPont de Nemours & Co., Inc. from 1985 to 1987. Dr. Lewis received a B.A. with Special Honors in Psychology from George Washington University, and an M.A. and Ph.D. in Psychology from Clark University, followed by postdoctoral training in neurosciences at the University of Cambridge, the National Institutes of Health, and the University of Michigan.

Chris A. Rallis has been an executive-in-residence at Pappas Ventures, a life science venture capital firm since January 2008. Previously, Mr. Rallis was the President and Chief Executive Officer of ImmunoBiosciences, Inc. (“IBI”), a vaccine technology company located in Raleigh, North Carolina from April 2006 through June 2007. Prior to joining IBI, Mr. Rallis served as an executive in residence (part time) for Pappas Ventures,  and as a consultant for Duke University and Panacos Pharmaceuticals, Inc. Mr. Rallis is the former President and Chief Operating Officer and director of Triangle Pharmaceuticals, Inc., which was acquired by Gilead Sciences in January 2003 for approximately $465 million.  Prior to assuming the role of President and COO in March 2000, he was Executive Vice President, Business Development and General Counsel. While at Triangle, Mr. Rallis participated in 11 equity financings generating gross proceeds of approximately $500 million. He was also primarily responsible for all business development activities which included a worldwide alliance with Abbott Laboratories and the in-licensing of ten compounds. Before joining Triangle in 1995, Mr. Rallis served in various business development and legal management roles with Burroughs Wellcome Co. over a 13-year period, including Vice President of Strategic Planning and Business Development. Mr. Rallis also serves on the board of Salisbury School, a private secondary school in Salisbury, Connecticut.  Mr. Rallis received his A.B. degree in economics from Harvard College and a J.D. from Duke University.

Peter D. Suzdak, Ph.D. is a research and development executive with more than 19 years experience in U.S. and European pharmaceutical companies. Dr. Suzdak is currently President, Chief Executive Officer and founder of Cardioxyl Pharmaceuticals.  Prior to joining Cardioxyl in 2006, Dr. Suzdak was President, Chief Executive Officer and co-founder of Artesian Therapeutics, Inc. and raised $15 million in venture capital financing and advanced two lead drug discovery programs from idea stage to clinical candidate selection stage.  In October 2005, Artesian Therapeutics was acquired by Cardiome Pharma.  Prior to joining Artesian Therapeutics, Dr. Suzdak was most recently at Guilford Pharmaceuticals, Inc. from 1995 to 2002. During his tenure as Vice President of Research, then Senior Vice President of Research and Development, Dr. Suzdak was responsible for all pharmaceuticals drug discovery, preclinical development and clinical development at Guilford.  Dr. Suzdak was responsible for establishing an integrated drug discovery and development function at Guilford and building an extensive technology and intellectual property platform around multiple novel biological targets.  Prior to joining Guilford, Dr. Suzdak held various positions at Novo-Nordisk A/S in Copenhagen, Denmark from 1988 to 1995, including Director of Neurobiology Research. Dr. Suzdak was involved in multiple drug discovery and development collaborations with major pharmaceutical companies in the U.S. and Europe, including Abbott which resulted in the successful discovery, clinical development, approval and marketing of the novel anti-epileptic Gabatril®. Prior thereto, Dr. Suzdak was a Pharmacology Research Associate in the Clinical Neuroscience Branch of the National Institute of Mental Health in Bethesda, in the laboratory of Dr. Steven M. Paul, from 1985 to 1988. Dr. Suzdak received his Ph.D. in Pharmacology from the University of Connecticut and a B.S. in Pharmacy from St. Johns University.

Information Concerning the Board of Directors and its Committees

Director Independence and Board Meetings

The business of Aeolus is under the general management of the Board of Directors, as provided by the laws of Delaware and the Bylaws of Aeolus. During the fiscal year ended September 30, 2008, the Board of Directors held six formal meetings, excluding actions by unanimous written consent. Each member of the Board attended at least 75% of the fiscal 2008 meetings of the Board of Directors and Board committees of which he was a member other than Dr. Farah.  Aeolus does not have a policy with regard to Board members’ attendance at annual meetings. At the Company’s 2008 Annual Meeting of Stockholders, all of the directors standing for election were in attendance except Drs. Farah and Kumar.

After review of all relevant transactions or relationships between each director, or any of his family members, and the Company, the Company’s senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards, as currently in effect, excluding Mr. Cavalier.

The Board of Directors has established an Audit Committee in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and a Compensation Committee.

Audit Committee

The Audit Committee currently consists of Mr. Cavalier, Chairman, Dr. Kumar and Mr. Rallis. During fiscal 2008, the Audit Committee held four formal meetings and met with Aeolus’ independent registered public accounting firm prior to the release of financial results for the first three quarters of fiscal 2008.  The Audit Committee reviews the results and scope of the audit and other services provided by Aeolus’ independent registered public accounting firm. The Audit Committee has adopted a written charter, a copy of which is attached as Appendix A to this proxy statement. The Board of Directors has determined that Mr. Cavalier is an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission (“Regulation S-K”). Mr. Cavalier is President of Goodnow. Xmark Opportunity Partners, LLC, which together with its affiliates beneficially owns approximately [57]% of the Common Stock, is the sole manager of Goodnow and possesses sole power to vote and direct the disposition of all securities of the Company held by Goodnow and the Xmark Funds. Excluding Mr. Cavalier as a result of his affiliation with Goodnow and Xmark Opportunity Partners, LLC, the Board of Directors has determined that all of the members of the Audit Committee meet the Nasdaq Audit Committee independence standards, as currently in effect.

Compensation Committee

The Compensation Committee currently consists of Mr. Cavalier, Chairman, Mr. Krivulka and Dr. Suzdak. During fiscal 2008, the Compensation Committee held two formal meetings. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for officers of Aeolus, and determines the amount and type of equity incentives granted to participants in Aeolus’ 2004 Stock Incentive Plan, as amended (the “Plan”).

Nominating Committee

The Board does not have a standing nominating committee. The Board does not believe a nominating committee is necessary based on Aeolus’ size and the beneficial ownership (beneficial ownership assumes the exercise of all warrants and options by the respective holder) by Xmark Opportunity Partners, LLC and Efficacy Biotech Master Fund Ltd. (“Efficacy”), of more than 90% of the Company’s outstanding Common Stock. The Board will consider establishing a nominating committee at the appropriate time.

The entire Board of Directors participates in the consideration of director nominees. To date, the Board of Directors has not formally established any criteria for Board membership. Candidates for director nominees are reviewed in the context of the current composition of the Board, the Company’s operating requirements and the long-term interests of its stockholders. In conducting this assessment, the Board of Directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

The Board’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis with regard to particular recommended candidates.

The Board has not established a formal process for stockholders to send communications, including director nominations, to the Board; however, the names of all directors are available to stockholders in this proxy statement and on Aeolus’ web site at www.aeoluspharma.com. Due to the infrequency of stockholder communications to the Board, the Board does not believe that a formal process is necessary. However, the Board will consider, from time to time, whether adoption of a formal process for such stockholder communications has become necessary or appropriate. If Aeolus receives any security holder communication for an independent director, Aeolus will relay it to the independent director. Director nominations submitted by a stockholder will be considered by the full Board. The Board of Directors believes that the Company currently has in place adequate methods for receiving communications from its stockholders. Any stockholder may send a communication to any member of the Board of Directors, in care of the Company, at 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691 (Attention: Secretary). The Company will forward any such communication to the Board member.

Code of Ethics

The Company has a Code of Ethics that applies to its Chief Executive Officer, senior financial officers, controller and other similar employees. The purpose of the Code of Ethics is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Ethics; and accountability for adherence to the Code of Ethics; and to deter wrongdoing. A copy of the Company’s Code of Ethics can be obtained from the Company’s website at www.aeoluspharma.com.

The Board of Directors has approved and recommends that stockholders vote “FOR” the election of the seven nominees listed above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the ownership of shares of Aeolus’ Common Stock and Series B Preferred as of the close of business on the Record Date by:

•	each person known by Aeolus to beneficially own more than 5% of the outstanding shares of each class of the

Company’s stock;
•	each of Aeolus’ directors;
•	each of Aeolus’ Named Executive Officers (as defined under “Executive Compensation” below); and
•	all of Aeolus’ directors and executive officers as a group.

	Preferred Stock			Common Stock
Identity of Owner or Group (1)(2)	Beneficially Owned	Percentage Owned		Beneficially Owned		Percentage Owned(4)

Directors:
David C. Cavalier	-	-		[22,393,254]	(5)	[57.2]%
John M. Farah, Jr., Ph.D. (6)	-	-		[82,654]		*
Joseph J. Krivulka (6)	-	-		[103,813]		*
Amit Kumar, Ph.D. (6)	-	-		[107,938]		*
Michael E. Lewis, Ph.D. (6)	-	-		[103,250]		*
Chris A. Rallis (6)	-	-		[107,938]		*
Peter D. Suzdak, Ph.D. (6)	-	-		[106,063]		*

Named Executive Officers:
Brian Day, Ph.D. (7)	-	-		[247,978]		*
John L. McManus (8)	-	-		[816,667]		[2.5]%
Michael P. McManus (9)	-	-		[304,850]		*
All directors and executive officers as a group (10 persons)	-	-		[24,374,405]	(10)	[63.8]%

Greater than 5% Stockholders:
BVF Partners, L.P. and its affiliates	-	-		[1,881,869]	(11)	[5.8]%
900 N. Michigan Ave, Suite 1100
Chicago IL 60611

Elan Corporation, plc	[475,087]	[100.0]%	(3)	[475,087]	(12)	[1.5]%
Lincoln House
Lincoln Place
Dublin 2, Ireland

Efficacy Biotech Master Fund Ltd	-	-		[16,660,000]	(13)	[42.8]%
11622 El Camino Real, Suite 100
San Diego, CA 92130

Great Point Partners, LLC	-	-		[1,704,747]	(14)	[5.2]%
2 Pickwick Plaza, Suite 450
Greenwich, CT 06830

Xmark Opportunity Partners, LLC and its affiliates	-	-		[22,386,316]	(15)	[57.1]%
90 Grove Street
Ridgefield, CT 06877

*  Less than one percent

(1) Unless otherwise indicated, the address of all the owners is: c/o Aeolus Pharmaceuticals, Inc., 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691.

(2) This table is based upon information supplied by our executive officers, directors and principal stockholders and Schedule 13Ds and 13Gs, as amended, filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(3) Percent of shares beneficially owned by any person is calculated by dividing the number of shares of preferred stock beneficially owned by that person by [475,087], the number of shares of preferred stock outstanding as of the close of business on the Record Date, and the number of shares of preferred stock as to which that person has the right to acquire voting or investment power within 60 days of the Record Date.

(4) Percent of shares beneficially owned by any person is calculated by dividing the number of shares of Common Stock beneficially owned by that person by [32,030,874], the number of shares of Common Stock outstanding as of the close of business on the Record Date, and the number of shares of common stock as to which that person has the right to acquire voting or investment power within 60 days of the Record Date.

(5) Consists of [106,938] shares of Common Stock issuable upon exercise of options held by David C. Cavalier; [3,103,518] shares of Common Stock owned by Xmark Opportunity Fund, L.P., a Delaware limited partnership ("Opportunity LP"); [6,621,973] shares of Common Stock owned by Xmark Opportunity Fund, Ltd., a Cayman Islands exempted company ("Opportunity Ltd"); [1,023,731] shares of Common Stock owned by Xmark JV Investment Partners, LLC, a Delaware limited liability company ("JV Partners"); [1,260,000] shares of Common Stock issuable upon exercise of warrants held by Opportunity LP; [2,390,000] shares of Common Stock issuable upon exercise of warrants held by Opportunity Ltd; [500,000] shares of Common Stock issuable upon exercise of warrants held by JV Partners; 7% senior convertible notes in the aggregate principal amount of $[300,000], which is convertible into [857,143] Common Shares at a conversion price of $0.35 per share subject to certain adjustments owned by Opportunity LP; 7% senior convertible notes in the aggregate principal amount of $[700,000], which is convertible into [2,000,000] Common Shares at a conversion price of $0.35 per share subject to certain adjustments owned by Opportunity Ltd; [3,529,951] shares of Common Stock owned by other investors in Goodnow for which Xmark Opportunity Partners, LLC, a Delaware limited liability company ("Opportunity Partners") posseses sole power to vote and direct the disposition of these securities and [1,000,000] shares of Common Stock that Opportunity Partners, has the right to vote pursuant to a voting trust agreement between Opportunity Partners and the holders of record of the shares.  Opportunity LP and Opportunity Ltd each hold certain shares of Common Stock owned by Goodnow based upon their membership interest in Goodnow.  Opportunity Partners is the Manager of Goodnow and, as such, possesses sole power to vote and direct the disposition of all securities of the Company held by Goodnow.  Opportunity Partners is the sole member of the investment manager of Opportunity LP and Opportunity Ltd and, as such, possesses sole power to vote and direct the disposition of all securities of the Company held by Opportunity LP and Opportunity Ltd.  Opportunity Partners is the investment manager of JV Partners and, as such, possesses sole power to vote and direct the disposition of all securities of the Company held by JV Partners.  Messrs. Cavalier and Mitchell D. Kaye, the Chief Operating Officer and Chief Executive Officer, respectively, of Opportunity Partners, share voting and investment power with respect to all securities beneficially owned by Opportunity Partners.

(6) Consists solely of shares of common stock issuable upon exercise of options held by the named individual.

(7) Consists of [6,778] shares owned directly and [241,200] shares issuable upon exercise of options.

(8) Consists of [30,000] shares owned directly and [786,667] shares issuable upon exercise of options.

(9) Consists of [3,600] shares owned directly and [301,250] shares issuable upon exercise of options.

(10) Consists of shares of Common Stock beneficially owned by the Company’s directors and the following executive officers: Dr. Day; Mr. John McManus and Mr. Michael McManus. See footnotes (5), (6), (7) (8) and (9) above.

(11) Consists of [391,513] shares of common stock and warrants to purchase [170,000] shares of common stock held by Biotechnology Value Fund, L.P.; [268,279] shares of common stock and warrants to purchase [116,000] shares of common stock held by Biotechnology Value Fund II, L.P.; [65,259] shares of common stock and warrants to purchase [28,336] shares of common stock held by Investment 10, LLC; and [586,818] shares of common stock and warrants to purchase [255,664] shares of common stock held by BVF Investments, L.L.C.  BVF Partners L.P. is the general partner of Biotechnology Fund, L.P. and Biotechnology Fund II, L.P., the attorney-in-fact of Investment 10, LLC and the managing partner of BVF Investments, LLC.  BVF, Inc. is the general partner of BVF Partners, L.P. Mark N. Lampert is the sole shareholder and sole director and an officer of BVF, Inc., and exercises voting and dispositive control of the shares referenced herein. Mr. Lampert disclaims beneficial ownership of the shares referenced herein except to the extent he has a pecuniary interest therein.

(12) Consists of [475,087] shares of common stock which were issuable upon conversion of an aggregate of 475,087 shares of Series B Preferred Stock as of the close of business on the Record Date.

(13) Consists of [9,800,000] shares of common stock and warrants to purchase [6,860,000] shares of common stock.  Efficacy Capital, Ltd. is the investment advisor of Efficacy Biotech Master Fund Ltd. Mark Lappe and Jon Faiz Kayyem exercise shared voting and dispositive power over these shares.

(14) Consists of [680,000] shares of common stock and warrants to purchase [272,000] shares of common stock held by Biomedical Value Fund, L.P.; and [524,747] shares of common stock and warrants to purchase [228,000] shares of common stock held by Biomedical Offshore Value Fund, Ltd. Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd. (collectively, “Biomedical”) are parties to a Voting Trust Agreement with Xmark Opportunity Partners, LLC, dated April 19, 2004, pursuant to which Xmark Opportunity Partners, LLC is the voting trustee and possesses the sole power to vote [1,000,000] shares of common stock held by Biomedical. Xmark Opportunity Partners, LLC does not exercise any investment authority with respect to these shares and disclaims any pecuniary interest in these shares.  Great Point Partners, LLC is the investment manager of Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd.

(15) Consists of [3,103,518] shares of Common Stock owned by Opportunity LP; [6,621,973] shares of Common Stock owned by Opportunity Ltd; [1,023,731] shares of Common Stock owned by JV Partners; [1,260,000] shares of Common Stock issuable upon exercise of warrants held by Opportunity LP; [2,390,000] shares of Common Stock issuable upon exercise of warrants held by Opportunity Ltd; [500,000] shares of Common Stock issuable upon exercise of warrants held by JV Partners; 7% senior convertible notes in the aggregate principal amount of $[300,000], which is convertible into [857,143] Common Shares at a conversion price of $0.35 per share subject to certain adjustments owned by Opportunity LP; 7% senior convertible notes in the aggregate principal amount of $[700,000], which is convertible into [2,000,000] Common Shares at a conversion price of $0.35 per share subject to certain adjustments owned by Opportunity Ltd; [3,529,951] shares of Common Stock owned by other investors in Goodnow for which Opportunity Partners posses sole power to vote and direct the disposition of these securities and [1,000,000] shares of Common Stock that Opportunity Partners, has the right to vote pursuant to a voting trust agreement between Opportunity Partners and the holders of record of the shares.  Opportunity LP and Opportunity Ltd each hold certain shares of Common Stock owned by Goodnow based upon their membership interest in Goodnow.  Opportunity Partners is the Manager of Goodnow and, as such, possesses sole power to vote and direct the disposition of all securities of the Company held by Goodnow.  Opportunity Partners is the sole member of the investment manager of Opportunity LP and Opportunity Ltd and, as such, possesses sole power to vote and direct the disposition of all securities of the Company held by Opportunity LP and Opportunity Ltd.  Opportunity Partners is the investment manager of JV Partners and, as such, possesses sole power to vote and direct the disposition of all securities of the Company held by JV Partners.  Messrs. Cavalier and Mitchell D. Kaye, the Chief Operating Officer and Chief Executive Officer, respectively, of Opportunity Partners, share voting and investment power with respect to all securities beneficially owned by Opportunity Partners.

Series B Convertible Preferred Stock

As of the close of business on the Record Date, there were [475,087] shares of Series B Preferred issued and outstanding. Each share of Series B Preferred was convertible into one share of Common Stock as of the close of business on the Record Date. The Series B Preferred is non-voting except for matters specifically relating to the rights of the Series B Preferred, as provided in the Charter, and as otherwise required pursuant to Delaware law.

Common Stock

As of the close of business on the Record Date, there were [32,030,874] shares of Common Stock issued and outstanding.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers identified in the Summary Compensation Table below as our Named Executive Officers for the fiscal year ended September 30, 2008. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for, primarily, the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

The Compensation Committee of our board of directors oversees our executive compensation program. In this role, the Compensation Committee reviews and approves, or recommends for approval, annually all compensation decisions relating to our executive officers.

Objectives and Philosophy of Our Executive Compensation Program

The objectives of our executive compensation program are to align the interests of management with the interests of stockholders through a system that relates compensation to the achievement of business objectives and individual performance. Our executive compensation philosophy is based on the following principles:

Competitive and Fair Compensation.  We are committed to providing an executive compensation program that helps us to attract, motivate and retain highly qualified and industrious executives. Our policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. In addition to providing competitive compensation packages, we also seek to achieve a balance of the compensation paid to a particular individual and the compensation paid to our other executives and employees.

Sustained Performance.  Executive officers are rewarded based upon an assessment of corporate, business group and individual performance. Corporate performance and business group performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, establishment of strategic development alliances with third parties and timely accomplishment of strategic objectives. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and our other values are fostered.

In the biopharmaceutical industry, many traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives.  Because of our current stage of development, we have not used profitability or short-term market value of our stock as a significant factor in review of executives’ performance and setting compensation.  As such, we evaluate other indications of performance, such as progress of our drug development programs and corporate development activities, our success in recruiting and retaining highly qualified personnel and our success in securing capital sufficient to enable us to continue drug development activities.  These considerations necessarily involve an assessment by the Compensation Committee of both individual and corporate performance.

Comparative Compensation Review and Benchmarking

We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. We believe that information regarding pay practices at other companies is useful in two respects, however. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Accordingly, although our Compensation Committee has not retained a compensation consultant to review our policies and procedures with respect to executive compensation, the committee conducts benchmarking reviews of the base salaries of our executive officers.  These reviews are based on independent executive compensation studies as well as internally generated studies of peer companies.  We regularly compare our compensation packages with those of other companies in the biotechnology and pharmaceutical industry and through reviews of survey data and information gleaned from filings of publicly traded companies. However, while such information may be a useful guide for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance and the unique operating model that our Company utilizes. Our review of this information and these factors forms the basis of our compensation recommendations.

In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by publicly traded companies in the biotechnology and pharmaceutical industry. This informal group consists of companies the Compensation Committee believes are generally comparable to our company at the time and against which the committee believes we compete for executive talent.

Elements of Executive Compensation

Compensation for our executives generally consists of the following elements:
•	salary;
•	bonus;
•	stock-based awards;
•	health, dental, life and disability insurance and other traditional employee benefits; and
•	severance and change-in-control arrangements.

 We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by compensation surveys and publicly available filings of peer companies, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. Ultimately, the Compensation Committee’s objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our stockholders. Therefore, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific annual goals. We provide non-cash compensation to reward superior performance against specific objectives and long-term strategic goals.

Salary.  Salary for our executives is generally set by reviewing compensation for comparable positions in the market, as described above, and the historical compensation levels of our executives. Salaries are then reviewed and adjusted, if necessary, from time to time, but at least once annually, based upon market changes, actual corporate and individual performance and promotions or changes in responsibilities.   Due to the Company’s lack of adequate financial resources, there were no salary increases granted during fiscal year 2007 or 2008.

Bonuses.  Bonuses, as well as annual increases in salaries, generally are based on actual corporate and individual performance compared to targeted performance criteria and various subjective performance criteria.   Due to the Company’s lack of adequate financial resources, there were no bonuses granted during fiscal year 2007 or 2008.  The Compensation Committee works with our President and Chief Executive Officer to develop corporate and individual goals that they believe can be reasonably achieved with an appropriate level of effort over the course of the year. Targeted performance criteria vary for each executive based on his or her area of responsibility, and may include:

•	achievement of the operating budget for Aeolus as a whole;
•	continued innovation in development and commercialization of our technology;
•	timely development of new product candidates; and
•	implementation of financing strategies and establishment of strategic development alliances with third parties.

Subjective performance criteria include an executive’s ability to motivate others, develop the skills necessary to grow as we mature as a company, recognize and pursue new business opportunities and initiate programs to enhance our growth and success. The Compensation Committee does not rely on a formula that assigns a pre-determined value to each of the criteria, but instead evaluates an executive officer’s contribution in light of all criteria. The Named Executive Officers were not paid bonuses in fiscal year 2007 and 2008 as a result of the Company’s limited financial resources.

Stock-Based Awards.  Compensation for executive officers also include the long-term incentives afforded by stock options and restricted stock grants. Our stock based compensation award program is designed to align the long-term interests of our employees and our stockholders and assist in the retention of executives. The size of stock-based awards is generally intended to reflect the executive’s position with us and his or her contributions to us, including his or her success in achieving the individual performance criteria described above and his or her contributions to our corporate goals. We generally make stock-based awards on an annual basis in connection with our annual reviews of executive performance and compensation, but will also make such awards in connection with appropriate events, such as the promotion of the executive or significant achievements. We generally grant annual stock-based awards at the renewal date of the respective executive officers employment or consulting agreement. The Compensation Committee may consider the value of stock-based awards or other long-term compensation arrangements previously granted or entered into with the executive in making grants of stock-based awards, but a significant amount of value represented by previous awards will not necessarily cause the committee to forego making, or reduce the size of, a future award. We generally grant stock based awards with monthly vesting schedules over a one-year period to encourage key employees to continue their employment with us.

Insurance and Other Employee Benefits.  We maintain broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance and dental insurance.  In particular circumstances, we also utilize cash signing bonuses and pay relocation expenses when executives join us.  Whether a signing bonus and relocation expenses are paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment or to create additional incentive for an executive to join our company in a position for which there is high market demand.

Severance and Change-in-Control Arrangements. Compensation for executive officers also includes severance and change-in-control arrangements, which are generally reflected in the employment or consulting agreements for such officers. These arrangements, like other elements of executive compensation, are structured with regard to practices at comparable companies for similarly-situated officers and in a manner we believe is likely to attract and retain high quality executive talent. Changes to existing severance arrangements are also sometimes negotiated with departing executives in exchange for transition services and/or general releases. The severance and change-in-control arrangements currently in place with our current executive officers are described in greater detail under “— Executive Compensation — Employment Agreement,” “— Severance Agreements” and “— Payments Upon Termination or Change of Control.”

Other Corporate Policies Relating to Executive Compensation

Role of Executive Officers in Determining or Recommending Executive and Director Compensation. Management plays a significant role in the process of setting executive compensation. The most significant aspects of management’s role are:

•	evaluating employee performance;
•	establishing business performance targets and objectives; and
•	recommending salary levels and stock-based awards.

Our President and Chief Executive Officer works with the chair of the Compensation Committee in establishing the agenda for committee meetings. Management also prepares meeting information for each Compensation Committee meeting. Our President and Chief Executive Officer also participates in Compensation Committee meetings at the Committee’s request to provide:

•	background information regarding our company’s strategic objectives and progress toward the attainment of those objectives;
•	his evaluation of the performance of the senior executive officers; and
•	compensation recommendations as to senior executive officers, other than himself.

Ultimately, however, all compensation decisions are made, or recommended to the Board of Directors, by the Compensation Committee or the Board of Directors as a whole, which makes such decisions and recommendations after considering management’s recommendations in light of compensation surveys and other data as well as engaging in deliberations in executive session without the presence of any members of management.

Management does not play any role in setting non-employee director compensation. Decisions with respect to non-employee director compensation are made by the Compensation Committee.

Impact of Tax and Accounting Treatment on Compensation Decisions. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

The Committee also considers the accounting implications to the Company of its executive compensation decisions, including, among other things, the financial statement impact of equity compensation awards as determined pursuant to Financial Accounting Standards Board Statement No. 123R, “Share Based Payment” (“SFAS 123R”).

Security Ownership Requirements or Guidelines.  While we believe it is important for our executives to have an equity stake in our company in order to help align their interests with those of our stockholders, we do not currently have any equity ownership guidelines for our executive officers.

Executive Compensation

The following table sets forth all compensation earned for services rendered to Aeolus in all capacities for the fiscal year ended September 30, 2008 and 2007, by its principal executive officer, principal financial officer, and its one other executive officer who served in such capacities as of the end of fiscal 2008, collectively referred to as the “Named Executive Officers”.

Summary Compensation Table
Name and Principal	Fiscal	Annual Compensation			All Other Compensation ($)	Total ($)
Position(s)	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)
John L. McManus	2008	$250,200	—	$150,313	—	$400,513
President and	2007	250,200	—	207,044	—	457,244
Chief Executive Officer

Brian Day, Ph.D. (2)	2008	—	—	31,899	$132,000	163,899
Chief Scientific Officer	2007	—	—	33,915	132,000	165,915

Michael P. McManus (3)	2008	—	—	77,110	—	77,110
Chief Financial Officer,	2007	—	—	81,734	—	81,734
Treasurer and Secretary
[

(1)
The amounts in the “Option Awards” column reflect the dollar amounts recognized as compensation expense for financial statements reporting purposes for stock options for he fiscal year ended September 30, 2008 in accordance with SFAS 123R.  The assumptions we used to calculate these amounts are discussed in Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2008.

(2)
Dr. Day is Professor of Medicine, Immunology & Pharmaceutical Sciences at the National Jewish Medical and Research Center (“NJM”) and is not an employee of the Company. For his services as Chief Scientific Officer during fiscal 2007 and 2008, Dr. Day was paid a monthly consulting fee of $11,000.  Dr. Day also receives an option to purchase up to 50,000 shares of Common Stock on October 1st of each year that he provides consulting services to the Company.  Dr. Day was paid $132,000 in consulting fees in fiscal 2008 and fiscal 2007.  In addition, Dr. Day was granted an option to purchase up to 25,000 shares of Common Stock on January 11, 2008.  The Company has also entered into several grant agreements with NJM, for which Dr. Day was the principal investigator.  The Company paid NJM $65,280 and $49,640 in fiscal 2008 and 2007, respectively. The Company also has an exclusive worldwide license from NJM to develop, make, have made, use and sell products using certain technology developed by certain scientists at NJM.

(3)
Mr. Michael McManus is not an employee of the Company. For his services as Chief Financial Officer, McManus & Company, Inc., a consulting firm in which Mr. Michael McManus and Mr. John McManus are each 50% owners, is paid a monthly consulting payment of $25,000 and Mr. McManus receives an option to purchase up to 90,000 shares of Common Stock on July 10th of each year that he provides consulting services to the Company. Under this contract, McManus & Company, Inc. also provides the Company with its corporate headquarters, facilities management and the outsourcing of the administrative, accounting, finance and accounting functions.  McManus & Company, Inc. was paid $300,000 and $335,000 in consulting fees pursuant to services rendered by Mr. Michael McManus to the Company in fiscal 2008 and fiscal 2007, respectively.

Grants of Plan Based Awards During the Fiscal Year Ended September 30, 2008

The following table summarizes all option grants during the fiscal year ended September 30, 2008 to the Named Executive Officers. Each of these options was granted pursuant to the Plan:
	Grant Date			Exercise or Base Price of Option Awards
Name		All Other Option Awards: Number of Shares Underlying Options (#)			Grant Date Fair Value of Option Awards ($) (1)
John L. McManus	7/14/2008	250,000	(2)	$0.32	$79,875

Brian Day, Ph.D.	10/1/2007	50,000	(2)	$0.45	$22,465
	1/11/2008	25,000	(2)	$0.40	$9,985

Michael P. McManus	1/11/2008	45,000	(2)	$0.40	$17,973
	7/10/2008	90,000	(2)	$0.36	$32,355

(1)	The amounts in the “Grant Date Fair Value of Option Awards” column reflect the grant date fair value of each equity award calculated in accordance with SFAS 123(R).

(2)	The option grant to this officer vests on a monthly basis for twelve months with a ten-year term, subject to earlier termination upon certain events.

Outstanding Equity Awards as of September 30, 2008

The following table sets forth information regarding unexercised stock options for each of the Named Executive Officers outstanding as of September 30, 2008.  The Company has not awarded stock grants or other equity incentive awards and as such has not made any disclosures regarding such awards.
	Number of Securities Underlying Unexercised Options Exercisable		Option Awards Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Name		Number of Securities Underlying Unexercised Options Unexercisable
John L. McManus	10,000	—	—	$0.97	7/29/2015
	10,000	—	—	$0.91	8/31/2015
	10,000	—	—	$1.12	9/30/2015
	10,000	—	—	$1.15	10/31/2015
	10,000	—	—	$1.03	11/30/2015
	10,000	—	—	$0.95	12/30/2015
	10,000	—	—	$0.89	1/31/2016
	10,000	—	—	$0.90	2/28/2016
	10,000	—	—	$0.80	3/31/2016
	10,000	—	—	$0.75	4/28/2016
	10,000	—	—	$0.60	5/31/2016
	10,000	—	—	$0.81	6/30/2016
	250,000	—	—	$0.75	7/14/2016
	250,000	—	—	$0.90	7/13/2017
	41,667	208,333 (1)	—	$0.32	7/14/2018

Number of Securities Underlying Unexercised Options Exercisable	Option Awards Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Brian Day, Ph.D.	1,200	—		—	$51.25	4/7/2010
	2,000	—		—	$0.90	2/28/2015
	2,000	—		—	$0.70	3/31/2015
	2,000	—		—	$0.55	4/29/2015
	2,000	—		—	$0.71	5/31/2015
	2,000	—		—	$0.73	6/30/2015
	2,000	—		—	$0.97	7/29/2015
	2,000	—		—	$0.91	8/31/2015
	2,000	—		—	$1.12	9/30/2015
	2,000	—		—	$1.15	10/31/2015
	2,000	—		—	$1.03	11/30/2015
	2,000	—		—	$0.95	12/31/2015
	2,000	—		—	$0.89	1/31/2016
	2,000	—		—	$0.90	2/28/2016
	2,000	—		—	$0.80	3/31/2016
	2,000	—		—	$0.75	4/28/2016
	2,000	—		—	$0.60	5/31/2016
	25,000	—		—	$0.85	6/5/2016
	2,000	—		—	$0.81	6/30/2016
	2,000	—		—	$0.69	7/31/2016
	2,000	—		—	$0.80	8/31/2016
	2,000	—		—	$0.80	9/29/2016
	50,000	—		—	$0.68	10/2/2016
	45,833	4,167	(2)	—	$0.45	10/1/2017
	16,667	8,333	(3)	—	$0.40	1/11/2018

Michael P. McManus	1,250	—		—	$0.73	6/30/2015
	1,250	—		—	$0.97	7/29/2015
	1,250	—		—	$0.91	8/31/2015
	1,250	—		—	$1.12	9/30/2015
	1,250	—		—	$1.15	10/31/2015
	1,250	—		—	$1.03	11/30/2015
	1,250	—		—	$0.95	12/30/2015
	1,250	—		—	$0.89	1/31/2016
	1,250	—		—	$0.90	2/28/2016
	1,250	—		—	$0.80	3/31/2016
	1,250	—		—	$0.75	4/28/2016
	1,250	—		—	$0.60	5/31/2016
	1,250	—		—	$0.81	6/30/2016
	90,000	—		—	$0.80	7/10/2016
	90,000	—		—	$1.01	7/10/2017
	30,000	15,000	(3)	—	$0.40	1/11/2018
	15,000	75,000	(4)	—	$0.36	7/10/2018

(1)	This option vests as to these shares in approximately equal monthly installments through July 13, 2009.

(2)                 The remaining shares subject to this option vested on October 1, 2008 and are fully exercisable.

(3)                 This option vests as to these shares in approximately equal monthly installments through January 11, 2009.

(4)	This option vests as to these shares in approximately equal monthly installments through July 10, 2009.

Option Exercises and Stock Vested During the Fiscal Year Ended September 30, 2008

No stock options were exercised by any Named Executive Officer during the fiscal year ended September 30, 2008.

The Company had no stock awards outstanding as of or for the year ended September 30, 2008.

Employment Agreement

On July 14, 2006, we entered into an employment agreement with John L. McManus under which Mr. McManus was appointed as our President and Chief Operating Officer. Pursuant to the agreement, Mr. McManus receives an annual salary of $250,000. In addition, Mr. McManus will be entitled to receive a cash bonus of $100,000 if during his employment we enter into a definitive agreement for a partnership for the joint development or commercialization of any of our owned or in-licensed patent rights or the sale of the Company (where greater than 50% of the voting stock of the Company is acquired by a third party).  Mr. John McManus was also granted a stock option to purchase up to 250,000 shares of common stock on each of July 14, 2006, July 14, 2007 and July 14, 2008, each of which vest at a rate of 20,833 shares per month.  Mr. McManus will also be entitled to additional grants of stock option to purchase 250,000 shares of common stock on each July 14th that the employment agreement is in effect.  The additional options will vest monthly over a 12-month period.  Mr. John McManus’ agreement has a one-year term and automatically renewed for an additional one-year period ending July 14, 2009.  The agreement will automatically renew for additional one-year periods unless either party gives notice of its intent not to renew on or before April 15th of the year of renewal.  If the agreement is terminated by us for other than “cause,” we will be obligated to pay all amounts owed to Mr. McManus under the agreement.

Consulting Arrangements

McManus & Company, Inc. (“M&C”), which is jointly owned by Mr. Michael McManus and Mr. John McManus, provides us with administrative, accounting and financial consulting services. In addition, McManus & Company, Inc. also provides the Company with its corporate headquarters, facilities management and the outsourcing of the administrative, accounting, finance and accounting functions.  Pursuant to an agreement with M&C, we pay M&C a monthly consulting payment of $25,000 and Mr. Michael McManus receives an option to purchase up to 90,000 shares of Common Stock on July 10th of each year during the term of the agreement. In addition, the agreement provides for a cash bonus of $20,000 upon the declaration of the effectiveness of each Registration Statement on Form S-1, S-3 or S-4 with the United States Securities and Exchange Commission (“SEC”); a cash payment of $15,000 upon the filing of a Preliminary Proxy Statement with the SEC except for the Proxy Statement related to the Company’s Annual Shareholder meeting; and a cash payment of $50,000 upon a change of control such that another entity acquires and/or merges with Aeolus.  During fiscal 2008, 2007 and 2006, we paid M&C $300,000, $335,000 and $207,500, respectively, in consulting fees pursuant to services rendered by Mr. Michael McManus under the agreement.

On October 1, 2007, we entered into a consulting agreement with Dr. Brian Day under which Dr. Day was appointed as our Chief Scientific Officer. Pursuant to the agreement, Dr. Day receives a monthly consulting payment of $11,000. In addition, Dr. Day will be entitled to receive a cash bonus of $30,000 and be granted a stock option to purchase 25,000 shares of the Company’s Common Stock with an exercise price equal to the closing stock price on the date of grant when and if, during the term of this Agreement: (1) the Company completes a financing in excess of $5,000,000, a development or partnership with another life sciences company for the joint development or commercialization of any of the Company’s owned or in-licensed patent rights or a sale of the Company (where greater than 50% of the voting stock of the Company is acquired by a third party), or (2) for each new compound for which an Investigational New Drug application is filed with the U.S. Food and Drug Administration.  The foregoing options shall vest six (6) months following the date of grant as long as Dr. Day continues to be a consultant to or employee of the Company, except in the case of a sale of the Company, in which case, the options shall fully vest and be immediately exercisable.  Dr. Day was also granted a stock option to purchase up to 50,000 shares of common stock on each of October 1, 2006, October 1, 2007 and October 1, 2008, each of which vest at a rate of 4,167 shares per month.  He will also be entitled to additional grants of stock option to purchase 50,000 shares of common stock on each October 1st that the consulting agreement is in effect.  The additional options will vest monthly over a 12-month period.  Dr. Day’s agreement has a one-year term and may be extended upon mutual agreement of Dr. Day and the Company.  The agreement was extended on October 1, 2008 for a one year period ending September 30, 2009. During fiscal 2008, we paid Dr. Day $132,000, in consulting fees pursuant to services rendered by Dr. Day under the agreement.

Separation Agreement

We did not enter into any separation agreements during fiscal 2008.

Payments Upon Termination or Change of Control

We have an employment or a consulting agreement with each of our current executive officers who qualify as Named Executive Officers.  These agreements provide for payments to the executive officer upon termination of employment or a change of control of Aeolus under specified circumstances. For information regarding the specific circumstances that would trigger payments and the provision of benefits, the manner in which payments and benefits would be provided and conditions applicable to the receipt of payments and benefits, see “—Employment Agreement” and “—Consulting Arrangements.”

The following tables set forth information regarding potential payments and benefits that each Named Executive Officer who was serving as an executive officer on September 30, 2008 would receive upon termination of employment or consulting arrangement or a change of control of Aeolus under specified circumstances, assuming that the triggering event in question occurred on September 30, 2008.

Summary of Potential Payments Upon Termination or Change of Control

	Termination without Cause or for Good Reason				Voluntary Resignation
			Value of Options	Value of Stock
	Cash	Value of	with Accelerated	with Accelerated	Cash
Name	Payments (1)	Benefits (2)	Vesting (3)	Vesting (4)	Payments

John L. McManus	$187,650	$16,737	$27,083	—	—
Brian Day, Ph.D.	11,000	—	417	—	—
Michael P. McManus	225,000	—	7,500	—	—

	Immediately upon a Change of Control		Termination in Connection with a Change of Control
		Value of Options			Value of Options	Value of Stock
	Cash	with Accelerated	Cash	Value of	with Accelerated	with Accelerated
Name	Payments (5)	Vesting (3)	Payments (1)	Benefits (2)	Vesting (3)	Vesting(4)

John L. McManus	$100,000	$$27,083	$187,650	$16,737	$27,083	—
Brian Day, Ph.D. (6)	30,000	417	11,000	—	417	—
Michael P. McManus	50,000	7,500	225,000	—	7,500	—

(1)
The amounts in this column reflect a lump sum payment equal to the remaining term of the executive officer’s employment or consulting agreement in effect on September 30, 2008 assuming notice of termination was given on September 30, 2008.

(2)	The amounts in this column reflect the estimated value of health, dental, life and disability insurance to be provided to the Named Executive Officer subsequent to a termination.

(3)
The amounts in this column are calculated based on the difference between $0.45, the closing market price per share of our common stock on September 30, 2008, and the exercise price per share of the options subject to accelerated vesting.

(4)	The amounts in this column are calculated by multiplying the number of shares subject to accelerated vesting by $0.45, the closing market price per share of our common stock on September 30, 2008.

(5)
The amounts in this column reflect the lump sum payment payable upon a change of control pursuant to the executive officer’s employment or consulting agreement in effect on September 30, 2008 assuming a change of control occurred on September 30, 2008.

(6)
Dr. Day would also be granted a stock option to purchase 25,000 shares of the Company’s Common Stock with an exercise price equal to the closing stock price on the date of grant upon the occurrence of a change of control.

Summary of Actual Payments Upon Termination of Employment

No executive officers were terminated and no payments were made upon termination of employment during fiscal 2008.

Compensation of Directors

The following table sets forth information for the fiscal year ended September 30, 2008 regarding the compensation of our directors.

Director Compensation

	Fees Earned or		All Other
Name	Paid in Cash	Option Awards (1)	Compensation	Total

David C. Cavalier	$18,750	$9,057	—	$27,807
John M. Farah, Jr., Ph.D.	11,250	9,057	—	20,307
Joseph J. Krivulka	11,250	9,057	—	20,307
Amit Kumar, Ph.D.	18,750	9,057	—	27,807
Michael E. Lewis, Ph.D.	11,250	9,057	—	20,307
Chris A. Rallis	18,750	9,057	—	27,807
Peter D. Suzdak, Ph.D.	11,250	9,057	—	20,307

(1)
The amounts in the “Option Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for stock options for the fiscal year ended September 30, 2008 in accordance with SFAS 123(R). The assumptions we used to calculate these amounts are discussed in Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2008.

All directors are reimbursed for expenses incurred in connection with each board or committee meeting attended. In addition, the Board of Directors and the Compensation Committee have adopted a compensation program for the outside members of the Board of Directors.  The following compensation program for the outside members of the Board of Directors was in effect from October 1, 2007 to June 30, 2008:

•
Each non-executive Board member received annual cash compensation of $15,000, paid in equal quarterly payments. Cash compensation for new and terminating Board members was prorated for the period of time that they were a Board member during the respective quarter.

•
Audit Committee members received an additional $10,000 of annual cash compensation, paid in equal quarterly payments. Cash compensation for new and terminating Audit Committee members was prorated for the period of time that they were members of the Audit Committee during the respective quarter.

•
Each non-executive Board member received an annual nonqualified stock option for 30,000 shares in September of each year during service. The option exercise prices equaled to the closing price of the Common Stock on the grant date. The options had 10-year terms and vest, as long as the director remains on the Board, on a monthly basis over a 12-month period beginning on the date of grant. Unvested options expire upon resignation or termination from the Board.

The Board of Directors adopted the following compensation program for the outside members of the Board of Directors on December 11, 2008 effective beginning July 1, 2008:

•
Each non-executive Board member shall be eligible to receive nonqualified stock options for up to an aggregate of  45,000 shares per year based upon the number of meetings attended by the non-executive Board member during the year.  The option exercise prices shall be equal to the closing price of the Common Stock on the grant date. The options shall have 10-year terms and vest, as long as the director remains on the Board, on a monthly basis over a 12-month period beginning on the date of grant. Unvested options expire upon resignation or termination from the Board.

•
In addition, each Audit Committee member shall be eligible to receive a nonqualified stock option for up to an aggregate of 15,000 shares per year based the number of Audit Committee meetings attended by the Audit Committee member during the year.  The option exercise prices shall be equal to the closing price of the Common Stock on the grant date. The options shall have 10-year terms and vest, as long as the director remains on the Board, on a monthly basis over a 12-month period beginning on the date of grant. Unvested options expire upon resignation or termination from the Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of September 30, 2008, with respect to both of our equity compensation plans in effect on that date.
Plan category	(a)Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b)Weighted-average exercise price of outstanding options, warrants and rights	(c)Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by our stockholders:
2004 Stock Option Plan	2,258,441	$0.70	2,574,895
1994 Stock Option Plan	1,976,840	$4.57	0

Equity compensation plans and securities not approved by our stockholders:
Warrant to Purchase Common Stock Issued to Brookstreet Securities Corporation	250,000	$1.50	Not applicable
Warrant to Purchase Common Stock Issued to TBCC Funding Trust II (1)	1,759	$19.90	Not applicable
Total – Common Stock	4,487,040		2,574,895

Convertible Promissory Note convertible into shares of Series B Preferred Stock Issued to Elan Pharma International Limited (as of September 30, 2008)(2)(3)	59,316	$9.00	2,151
Total – Series B Preferred Stock	59,316		2,151
——————
(1)           This Warrant expired unexercised on October 30, 2008.

(2)           As of September 30, 2008, each share of Series B preferred stock was convertible into one share of common stock.

(3)           The conversion value of the note will increase by its 10% interest rate until its maturity on February 8, 2009.

Description of Equity Compensation Plans and Equity Securities Not Approved by Our Stockholders

The warrants to purchase shares of our common stock issued to Brookstreet Securities Corporation (“Brookstreet”) have not been approved by our stockholders.  In May 2006, we entered into an agreement with Brookstreet to provide us with financial advisory services for a one-year period.  For these services, we issued five warrants each to purchase up to 50,000 shares of our common stock with an exercise price of $0.50, $1.00, $1.50, $2.00 and $2.50 and vest on May 24, 2006, August 22, 2006, November 20, 2006, February 18, 2007 and May 19, 2007, respectively.  The warrants are exercisable for five years.

The warrant to purchase shares of our common stock issued to TBCC Funding Trust II has not been approved by our stockholders.  This warrant was issued in October 2001 in connection with the execution of a Master Loan and Security Agreement with Transamerica Technology Finance Corporation.  We borrowed $565,000 from Transamerica in October 2001.  The warrant expired unexercised on October 30, 2008.

Report of the Compensation Committee on Executive Compensation

The material in this report is not soliciting material, is or will be deemed filed with the SEC or is or will be incorporated by reference in any filing of Aeolus under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date of this proxy statement and irrespective of any general incorporating language in such filing.

The Compensation Committee is responsible for establishing compensation policy and administering the compensation programs of Aeolus’ executive officers. The Compensation Committee held two formal meetings during fiscal 2008.  The purpose of this report is to inform stockholders of Aeolus’ compensation policies for executive officers and the rationale for the compensation paid to executive officers in fiscal 2008.

Compensation Philosophy

Aeolus’ compensation program is designed to motivate and reward the executives responsible for the financial and strategic objectives essential to Aeolus’ long-term success and stockholder value. The financial goals for compensation plans are reviewed and approved by the Compensation Committee.

Aeolus’ total compensation philosophy is designed to support its overall objective of creating value for its stockholders. Key objectives of this philosophy are:

•	To attract and retain key executives critical to the long-term success of Aeolus;
•	To support a performance-oriented environment that rewards performance with respect to Aeolus’ short-term and long-term financial goals;
•	To encourage maximum performance through the use of appropriate incentive programs; and
•	To align the interests of executives with those of Aeolus’ stockholders by providing a significant portion of compensation in Aeolus’ common stock.

Base Salary/Consulting Fee

The Compensation Committee reviews the base salary or consulting fee of each executive officer. In determining appropriate salary or fee levels, the Compensation Committee considers individual performance, experience, level of responsibility, internal equity and external pay practices for comparable positions. Traditional measures of corporate performance, such as earnings and sales growth, are not as applicable to early stage biopharmaceutical companies as they are to mature companies because of the lack of revenues. Consequently, the Compensation Committee considers other measures of performance to evaluate compensation.

Stock Options

The Plan was established to provide all employees and consultants of Aeolus with an opportunity to share, along with stockholders of Aeolus, in the long-term performance of Aeolus. Stock options only have value to the employee or consultant if the price of Aeolus’ stock appreciates in value from the date the stock options were granted. Stockholders also benefit from such stock price appreciation.

Grants of stock options are generally made upon commencement of employment, with additional grants being made periodically to all eligible employees and consultants, and, occasionally, following a significant change in job responsibility, scope or title. Stock options granted under the option plans generally have vesting schedules of one year and expire ten years from the date of grant. The exercise price of options granted under the option plans is usually 100% of fair market value of the Common Stock on the date of grant.

Principal Executive Officer Compensation

The Principal Executive Officer’s compensation is determined in the same manner as the compensation of Aeolus’ other executive officers.

Mr. John McManus became our Principal Executive Officer in July 2006. His annual salary is currently $250,000. In addition, pursuant to his employment agreement with the Company, Mr. John McManus is entitled to receive a cash bonus of $100,000 if during his employment we enter into a definitive agreement for a partnership for the joint development or commercialization of any of our owned or in-licensed patent rights or the sale of the Company. Mr. John McManus was also granted a stock option to purchase up to 250,000 shares of common stock on July 14, 2006, July 14, 2007 and July 14, 2008, each of which vest monthly over 12 months. He will be entitled to receive additional stock options to purchase 250,000 shares of common stock on each July 14th that the employment agreement is in effect.  Mr. McManus’ agreement has a one-year term and will automatically renew for additional one-year periods unless either party gives notice of its intent not to renew on or before April 15th of the year of renewal.

The compensation for Mr. McManus was determined by the Board of Directors based on reviews of industry standards.

Conclusion

The Compensation Committee believes that Aeolus’ compensation policies are structured to result in the highest level of performance from Aeolus’ executives. By providing each executive with a significant number of shares of stock options, the Compensation Committee believes that it has closely aligned Aeolus’ executives’ personal interests with those of Aeolus and its stockholders. The Compensation Committee intends to continue to review and analyze its policies in light of the environment in which Aeolus competes for executives.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	The Compensation Committee

David C. Cavalier, Chairman
Joseph J. Krivulka
Peter D. Suzdak, Ph.D.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the Compensation Committee consisted of the following current directors: Mr. Cavalier, Mr. Krivulka and Dr. Suzdak. None of these directors were at any time during fiscal 2008, or at any other time, an officer or employee of Aeolus. No executive officer of Aeolus serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or the Compensation Committee of Aeolus.

PROPOSAL NO. 2 –

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK

Currently, there are 150,000,000 shares of Common Stock and 10,000,000 shares of preferred stock authorized under the Charter.

The Board of Directors has unanimously adopted a resolution to seek stockholder approval of an amendment to the Charter to increase the Company’s authorized number of shares of Common Stock from 150,000,000 shares to 200,000,000 shares. If the proposal is approved at the Annual Meeting, the Company will have an aggregate of 210,000,000 shares of capital stock authorized under the Charter.  The Board of Directors adopted this Charter amendment, subject to stockholder approval, in order to ensure that the Company would have sufficient shares of Common Stock available for additional issuances in the future. If the stockholders approve the amendment at the Annual Meeting, it will become effective upon the filing of a Certificate of Amendment to the Charter with the Secretary of State of the State of Delaware, which we expect to occur promptly following the Annual Meeting.

The additional shares of Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding shares of Common Stock. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of our Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock.  Under our Charter, our stockholders do not have preemptive rights with respect to our Common Stock. Thus, should our Board of Directors elect to issue additional shares of our Common Stock, existing holders of our Common Stock would not have any preferential rights to purchase such shares.

In addition to the [32,030,874] shares of Common Stock outstanding on January 26, 2009, options to purchase an aggregate of [4,429,281] shares of Common Stock were outstanding under our stock option plans, [2,380,895] shares of Common Stock were reserved for the future issuance of stock options under our stock option plans, [15,988,668] shares of Common Stock were issuable upon the exercise of outstanding warrants, [475,087] shares of Common Stock were reserved for the conversion of outstanding shares of Series B Preferred, [2,857,843] shares of Common Stock were reserved for the conversion of outstanding Senior Convertible Notes and [59,316] shares of Common Stock were reserved for the conversion of an outstanding convertible promissory note. Accordingly, on a fully-diluted basis, we had [55,841,069] shares of Common Stock outstanding as of the Record Date.  In addition, we have reserved [30,500,000] shares of our common stock for any future issuances of Senior

Convertible Notes, the payment of interest on the Senior Convertible Notes and a reserve for any future adjustments.

At present, the Board of Directors has no immediate and specific plans to issue the additional shares of Common Stock.  It desires to have the shares available to enable us to have a sufficient number of shares reserved under our equity incentive plan and to provide additional flexibility to use Common Stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval, subject to our agreements that may require stockholder approval for certain issuances of additional shares. These purposes may include: raising capital; establishing strategic relationships with other companies; expanding our business or product lines through the acquisition of other businesses or products; and other purposes.

The additional shares of Common Stock that would become available for issuance if this Proposal 2 is adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this Proposal 2 to increase the authorized Common Stock has been prompted by the business and financial considerations described herein and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at us), stockholders should be aware that approval of this Proposal 2 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

If this Proposal 2 is approved, the Charter will be amended in substantially the form set forth in the Certificate of Amendment attached hereto as Appendix B. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the Office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to increase the authorized shares of Common Stock. The text of the existing Charter, including all amendments thereto, may be obtained upon written request directed to the Company’s Secretary at Aeolus Pharmaceuticals, Inc., 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691, and is also available free of charge through the SEC’s website at www.sec.gov.

The affirmative vote of the following is required to approve the amendment to the Charter to increase in the number of authorized shares of Common Stock:  (i) holders of a majority of the outstanding shares of Common Stock and Series B Preferred, voting together as a single class on an as-converted to Common Stock basis; (ii) holders of a majority of the outstanding shares of Common Stock, voting together as a separate class; (iii) Goodnow and (iv) the Xmark Funds.  As a result, abstentions and broker non-votes will have the same effect as negative votes.

Under the DGCL, our stockholders are not entitled to appraisal rights with respect to the amendment of the Charter to increase the authorized shares of Common Stock, and we will not independently provide stockholders with any such right.

The Board of Directors has approved and recommends that stockholders vote “FOR” the amendment of the Charter to increase the authorized number of shares of Common Stock as set forth in Proposal 2.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Company is seeking stockholder ratification of the selection by the Audit Committee of Haskell & White LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009.

Stockholder ratification of the selection of Haskell & White LLP as the Company’s independent registered public accounting firm is not required under the laws of the State of Delaware, by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Haskell & White to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Haskell & White. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

 Haskell & White LLP, Irvine, California, which was appointed our independent registered public accounting firm on September 9, 2005, has audited our financial statements for the fiscal years ended September 30, 2005, 2006, 2007 and 2008 and is currently serving as the Company’s independent registered public accounting firm. The Audit Committee approved this appointment.

Representatives of Haskell & White are expected to be available via conference call during the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions.

Independent Registered Public Accounting Firm - Fees

The following table shows the aggregate fees accrued by the Company for audit and other services for the fiscal years ended September 30, 2008 and 2007, provided by Haskell & White LLP.

Total
Fiscal Year 2008
Audit Fees (1)	$68,650
Audit-Related Fees (2)	3,300
Tax Fees	—
All Other Fees	—
Total Fiscal Year 2008	$71,950

Fiscal Year 2007
Audit Fees (1)	$74,160
Audit-Related Fees (2)	3,540
Tax Fees	—
All Other Fees	—
Total Fiscal Year 2007	$77,700

(1) Represents the aggregate fees billed for professional services rendered for the audit and/or reviews of the Company’s financial statements and in connection with its statutory and regulatory filings or engagements. For fiscal year 2007, the amount also includes fees for services related to two registration statements that the Company filed with the SEC in March and June 2007 to register additional shares under the Company’s 2004 Stock Incentive Plan and to register shares for resale by selling stockholders of the Company, respectively.

(2) Represents fees billed for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements that are not included under footnote (1) above.

All fees described above were approved by our Audit Committee. Pursuant to its Charter, the Audit Committee may establish pre-approval policies and procedures, subject to SEC and Nasdaq rules and regulations, to approve audit and permissible non-audit services; however, it has not yet done so.

Report of the Audit Committee

The Audit Committee has reviewed and discussed Aeolus’ audited financial statements for the fiscal year ended September 30, 2008 with management. The Audit Committee also has discussed with Haskell & White LLP, Aeolus’ independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified and supplemented to date. The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2008 be included in Aeolus’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

The Common Stock of Aeolus is not listed on any national securities exchange or association. Therefore, not all of the members of the Audit Committee must be independent. However, the Board of Directors has determined that all of the members of the Audit Committee other than Mr. Cavalier meet the Nasdaq Audit Committee independence standards, as currently in effect. The Board of Directors has also determined that Mr. Cavalier is an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K.

Submitted by:	The Audit Committee

David C. Cavalier, Chairman
Amit Kumar, Ph.D.
Chris A. Rallis

The foregoing Audit Committee Report shall not be deemed to be soliciting material or deemed to be filed with the SEC or incorporated by reference into any of Aeolus’ previous or future filings with the SEC, except as otherwise explicitly specified by Aeolus in any such filing.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal will be required to ratify the selection of Haskell & White LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board of Directors has approved and recommends that stockholders vote “FOR” the ratification of the selection of Haskell & White LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009.

Certain Related Transactions

Aeolus has adopted a policy that all transactions between Aeolus and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board, and must be on terms no less favorable to Aeolus than could be obtained from unaffiliated third parties.

M&C, which is jointly owned by Mr. Michael McManus and Mr. John McManus, provides us with administrative, accounting and financial consulting services. In addition, McManus & Company, Inc. also provides the Company with its corporate headquarters, facilities management and the outsourcing of the administrative, accounting, finance and accounting functions.  Pursuant to an agreement with M&C, we pay M&C a monthly consulting payment of $25,000 and Mr. Michael McManus receives an option to purchase up to 90,000 shares of Common Stock on July 10th of each year during the term of the agreement. During fiscal 2008, 2007, 2006 and 2005, we paid M&C $300,000, $335,000, $207,500 and $43,750, respectively, in consulting fees pursuant to services rendered by Mr. Michael McManus under the agreement.

The Company has entered into several grant agreements with NJM, which provides research services for the Company. Dr. Day, one of the Company’s executive officers, is a Professor of Medicine, Immunology, & Pharmaceutical Sciences at NJM and is the principal investigator on these grants. Pursuant to these agreements, the Company paid NJM an aggregate of $65,280, $49,640 and $88,000 in fiscal 2008, 2007 and 2006, respectively.  In addition, the Company will pay $32,640 in fiscal 2009 for research services. The Company also has an exclusive worldwide license from NJM to develop, make, have made, use and sell products using certain technology developed by certain scientists at NJM (the “NJM License”). Under the NJM License, the Company will pay royalties to NJM on net product sales during the term of the NJM License and a milestone payment upon regulatory approval. In addition, Aeolus is obligated under the NJM License to pay all or a portion of patent prosecution, maintenance and defense costs.

The Company has entered into two grant agreements with University of Colorado Health Sciences Center and Department of Medicine, which provides research services for the Company. Dr. Manisha Patel, who is the spouse of our Chief Scientific Officer, is the principal investigator on both grants, is the spouse of our Chief Scientific Officer, Dr. Brian Day.  Pursuant to these agreements, the Company paid the University of Colorado an aggregate of $115,389, $68,986 and $137,972 in fiscal 2008, 2007 and 2006, respectively.  In addition, the Company will pay $38,463 in fiscal 2009 for research services.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, there were no reports required under Section 16(a) of the Exchange Act that were not timely filed during the fiscal year ended September 30, 2008, except for one Form 4 filed by David Cavalier, one of our directors, for 34 acquisitions of common stock, senior convertible notes and warrants made by Opportunity, LP and Opportunity Ltd, affiliates of Mr. Cavalier, from October 2, 2007 to September 12, 2008, which were filed late inadvertently.

Deadline for Stockholder Proposals for 2010 Annual Meeting of Stockholders

Stockholders having proposals that they desire to present at the 2010 Annual Meeting of Stockholders of Aeolus (the “2010 Annual Meeting”) should, if they desire that such proposals be included in Aeolus’ proxy statement and proxy relating to such meeting, submit such proposals in time to be received by Aeolus not later than [October 7, 2009]. To be included, all submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act, and the Board of Directors directs the close attention of interested stockholders to that rule. Stockholders having proposals that they desire to present at the 2010 Annual Meeting that are not to be included in the proxy materials for the 2010 Annual Meeting, or stockholders who wish to nominate a director for such meeting, must generally do so not less than 50 days nor more than 75 days prior to the 2010 Annual Meeting. Proposals should be mailed to Michael P. McManus, Secretary, Aeolus Pharmaceuticals, Inc., 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, brokers with account holders who are Aeolus stockholders will be householding the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Michael P. McManus, Secretary, Aeolus Pharmaceuticals, Inc., 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92691 (telephone:  (949) 481-9825). Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Other Matters

The Board of Directors knows of no other business to be brought before the meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

Appendix A

AEOLUS PHARMACEUTICALS, INC.

Audit Committee Charter

I.           PURPOSE

1.
The primary function of the Audit Committee (“Committee”) of Aeolus Pharmaceuticals, Inc. (the “Company”) is to assist the Board of Directors (“Board”) in fulfilling its oversight responsibilities related to corporate accounting, financial reporting practices, quality and integrity of financial reports as well as legal compliance and business ethics matters.  It shall be the policy of the Committee to maintain free and open communication between the Board, the independent auditors and the management of the Company.

2.
Although the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management and the independent auditors.  Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company’s policies.

II.	ORGANIZATION

1.
Members - The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member.  Committee members shall be appointed by the Board, and (after June 13, 2001) the Committee shall be composed of not less than three independent Directors who are financially literate.  At least one member of the Committee shall have accounting or related financial management expertise.

2.
Meetings - The Committee should meet on a regular basis and special meetings should be called as circumstances require.  The Committee shall meet privately from time to time with representatives of the Company’s independent public accountants and management.  Written minutes should be kept for all meetings and the Committee will report to the Board after each Committee meeting.

3.	Charter - The Board and the Committee shall review the adequacy of the Audit Committee Charter on an annual basis.

III.	FUNCTIONS

1.
Independent Accountants - Recommend to the Board annually, the firm to be employed by the Company as its independent accountants.  Instruct the independent accountants that they are ultimately responsible to the Board and the Committee.  Receive from the independent accountants a formal written statement delineating all relationships between the independent accountants and the Company, to ensure objectivity and independence.

2.
Audit Plans & Results - Review the plans, scope, fees and results for the annual audit with the independent auditors.  Meet with management and the independent auditors together and separately to discuss the financial statements and the results of the audit.  Inquire of management and the independent auditor if any significant financial reporting issues arose during the current audit and, if so, how they were resolved.  Evaluate and recommend to the Board whether or not the annual audited financial statements should be filed with the SEC on Form 10-K.  Discuss any significant issues, if any, raised by the independent auditors in their letter of recommendations to management regarding internal control weaknesses and process improvements.  Also review the extent of any services and fees outside the audit area performed for the Company by its independent accountants.

3.
Accounting Principles and Disclosures - Review significant developments in accounting rules and recommended changes in the Company’s methods of accounting or financial statements.  The Committee also shall review with the independent accountants the quality and acceptability of the application of the Company’s accounting principles to the Company’s financial reporting, including any significant proposed changes in accounting principles and financial statements.

4.
Internal Accounting Controls - Consult with the independent accountants regarding the adequacy of internal accounting controls.  Inquire as to the adequacy of the Company’s accounting, financial and auditing personnel resources.  As appropriate, consultation with the independent accountants regarding internal controls should be conducted out of management’s presence.

5.
Internal Control Systems - Review with management and the Company’s internal control systems intended to ensure the reliability of financial reporting and compliance with applicable codes of conduct, laws and regulations.  Special presentations may be requested of Company personnel responsible for such areas as legal, human resources, information technology, environmental, risk management, tax compliance and others as considered appropriate.

6.
Interim Financial Statements - Review how management develops and summarizes quarterly financial information.  Require the independent auditors review the quarterly financial information to be included in the Company’s Form 10-Q.

In carrying out its responsibilities, the Committee believes that its policies and procedures should remain flexible in order that it can best react to changing conditions and environment and to assure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

Appendix B

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
AEOLUS PHARMACEUTICALS, INC.

AEOLUS PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL” ), does hereby certify:

FIRST: The name of the Corporation is AEOLUS PHARMACEUTICALS, INC. The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is April 10, 1995.

SECOND: This Certificate of Amendment amends certain provisions of the Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation.

THIRD: the first paragraph of Article Fourth of the Restated Certificate will be amended to read in its entirety as follows:

“FOURTH: Authorization. The total number of shares of stock that the Corporation shall be authorized to issue is Two Hundred Ten Million (210,000,000) shares of stock, with Two Hundred Million (200,000,000) shares designated Common Stock, each having $0.001 par value, and Ten Million (10,000,000) shares of Preferred Stock, each having $0.01 par value, of which One Million Two Hundred Fifty Thousand (1,250,000) shares are designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and Six Hundred Thousand (600,000) shares are designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”).  The Series A Preferred Stock shall have the terms and provisions set forth in Appendix B attached hereto.  The Series B Preferred Stock shall have the terms and provisions set forth in Appendix A attached hereto.”

IN WITNESS WHEREOF, AEOLUS PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its President as of                         , 2009.

AEOLUS PHARMACEUTICALS, INC.

This Proxy is Solicited on Behalf of the Board of Directors

PROXY

The undersigned, a stockholder of Aeolus Pharmaceuticals, Inc., a Delaware corporation, acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated [January 28], 2009, and the undersigned revokes all prior proxies and hereby constitutes and appoints John L. McManus and Michael P. McManus, or either of them, attorneys and proxies with full power of substitution to act and vote all shares of the undersigned at the Annual Meeting of Stockholders of Aeolus Pharmaceuticals, Inc. (the “Company”) to be held at the offices of Lowenstein Sandler, PC at 1251 Avenue of the Americas, New York, New York, on Thursday, March 26, 2009, at 12:00 p.m. (Eastern Time), and any adjournment(s) or postponement(s) thereof. The undersigned hereby directs this proxy to be voted as follows:

(Continued and to be signed on other side)

ANNUAL MEETING OF STOCKHOLDERS OF

AEOLUS PHARMACEUTICALS, INC.

March 26, 2009

Please complete, date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL SEVEN DIRECTORS AND “FOR” PROPOSALS 2 and 3.
PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. [X]

1. The Election of Seven Directors:
 2. To amend the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock of Aeolus from 150,000,000 shares to 200,000,000 shares; and

3.  To ratify the selection of Haskell & White LLP as the Company’s independent registered public accounting firm for fiscal 2009.

4. To act upon such other matters as may properly come before the meeting, or any adjournment or postponement thereof.
FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐FOR ALL EXCEPT (See instructions below)	NOMINEES: 01) David C. Cavalier 02) John M. Farah, Jr. 03) Joseph J. Krivulka 04) Amit Kumar, Ph.D. 05) Michael E. Lewis, Ph.D. 06) Chris A. Rallis 07) Peter D. Suzdak, Ph.D.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the number(s) of the nominee(s) for which you wish to withhold on the line below ,)

This proxy will be voted as directed above. In the absence of any direction, this proxy will be voted “FOR” the election of the nominees for director in proposal 1 and “FOR” the approval of proposals 2 and 3, with discretion to vote upon such other matters as may be brought before the meeting. Any proxy heretofore given by the undersigned for the meeting is hereby revoked and declared null and void and without any effect whatsoever.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope whether or not you plan to be present at the meeting. If you attend the meeting, you can vote either in person or by proxy.

____________________________________
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder  _____________________________________________________ Date:  ___________________

Signature of Stockholder  _____________________________________________________ Date:  ___________________